Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
2014 SALES AND EARNINGS AND 2015 DIVIDEND

Eau Claire, Wisconsin (February 13, 2015) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2014 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “Net 2014 consolidated sales were $412.4 million, a decrease of $7.8 million or 1.9% from comparable 2013 sales. Despite the overall downturn in the defense industry, the Defense segment enjoyed a 7.4% increase over the prior year’s level, largely attributable to shipments by its new division, Tech Ord. That increase was more than offset by an 8.4% decline in the Housewares/Small Appliance segment and a 15.1% decline in the Absorbent Product segment. Changes in the retail environment had an unfavorable impact on Housewares/Small Appliances sales, while ongoing shifts in its customer base had a significant effect on the Absorbent Products segment.”

“A combination of acquisition-related accounting adjustments and the absence of last year’s favorable adjustment to a tax provision had a major impact on comparative net consolidated earnings. Net earnings for 2014 were $26.5 million ($3.82 per share) versus 2013’s $41.3 million ($5.97 per share). More than three quarters of the decline was due to the adjustments. But for the acquisition-related adjustments, the Defense segment’s operating earnings would have increased from 2013 levels. Operating earnings did decline at the Housewares/Small Appliance segment by 9.0% in keeping with the drop in sales mentioned above. Due to the large reduction in its sales, the Absorbent Product segment was unable to absorb all of its overhead and experienced an operating loss. Portfolio earnings were also down from the prior year, reflecting both a decreased level of investments and a third consecutive year of ultra low Federal Reserve Board’s federal funds rate targeted from 0.0% to 0.25%.”

The Board of Directors of National Presto Industries, Inc. announced the 2015 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $3.05. The 2015 dividend is the most recent in an unbroken history of seventy-one years. The record date for the dividend will be March 2, 2015, and the payment date, March 13, 2015. In addition, the Board confirmed May 19, 2015, as the date of the Company’s 2015 annual meeting of shareholders. The record date for the annual meeting will be March 19, 2015.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

	Year Ended December 31,
	2014	2013
Net Sales	$412,363,000	$420,188,000
Net Earnings	$26,477,000	$41,252,000
Net Earnings Per Share	$3.82	$5.97
Weighted Shares Outstanding	6,930,000	6,907,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.